COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, ZERO COUPON
2000 PORTFOLIO AND THE MERRILL LYNCH U.S. TREASURY
COUPON 4-YEAR STRIPS INDEX


EXHIBIT A:

           MERRILL LYNCH     DREYFUS VARIABLE
           U.S. TREASURY     INVESTMENT FUND,
 PERIOD   COUPON 4-YEAR      ZERO COUPON 2000
          STRIPS INDEX *        PORTFOLIO

8/31/90             10,000              10,000
12/31/90            10,688              10,677
12/31/91            12,458              12,822
12/31/92            13,470              13,959
12/31/93            14,798              16,079
12/31/94            14,278              14,450
12/31/95            16,748              18,223
12/31/96            17,266              18,695


*Source: Merrill Lynch, Pierce, Fenner and Smith Inc.